                                                                    EXHIBIT 10.1

                              POWER PUT AGREEMENT

     This Power Put Agreement (this "Agreement") is entered into as of September 19, 1986 and it replaces in its entirety that certain agreement, between Project Orange Associates, L.P. ("Seller") and Niagara Mohawk Power Corporation ("Buyer") (each a "Party", and collectively "the Parties"). The Parties anticipate entering into one or more transactions that will be governed by this Agreement.

                             W I T N E S S E T H:

     WHEREAS, Seller and Buyer are parties to an agreement (the "Power Purchase Agreement"), dated as of September 19, 1986 and amended April 7, 1989 and August 20, 1996; and

     WHEREAS, the Parties and several other independent power producers ("IPPs") have entered into a Master Restructuring Agreement dated July 9, 1997 ("MRA") pursuant to which the IPPs have agreed to amend, amend and restate or terminate each of their existing power purchase agreements with Buyer pursuant to the terms and conditions set forth in the MRA and in anticipation of the introduction of competition in wholesale and retail electricity markets and the restructuring of Buyer's electric operations; and

     WHEREAS, the Parties wish to amend and restate their Power Purchase Agreement so that, as of the Effective Date, as defined in the MRA, the Power Purchase Agreement shall thereafter consist of this Agreement and the indexed swap agreement (the "Indexed Swap") which the Parties will enter into, or have entered into concurrently with this Agreement, pursuant to the MRA, and which will become effective as of the Effective Date; and

                                    Page -1-

     WHEREAS, Buyer owns certain interconnection facilities connected to Seller's Plant which are operated and maintained in accordance with the Interconnection Agreement between Buyer and Seller dated January 13, 1992; and

     WHEREAS, Buyer and Seller desire to amend such Interconnection Agreement.

     NOW, THEREFORE, in consideration of the mutual obligations and undertakings set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Parties hereto agree as follows:

I.   Amendment and Restatement, Effective Date and Term

     1.1 As of the Effective Date, the Power Purchase Agreement shall be amended and restated in its entirety so that such agreement shall consist, on and after the Effective Date, of this Agreement and the Indexed Swap.

     1.2 Notwithstanding the foregoing, except to the extent specifically amended, waived or otherwise addressed herein, the rights and obligations of the Parties which accrue and have accrued under the Power Purchase Agreement prior to the Effective Date shall be enforceable and shall be performed in accordance with the Power Purchase Agreement without regard to the amendment and restatement thereof as set forth herein and in the Indexed Swap.

     1.3 The Agreement shall take effect as the Effective Date. The effectiveness of the provisions in respect of the put option in Section III below shall expire at the end of the Proxy-Market Price Period, but in no event later than at the end of ten (10) Contract Years. The effectiveness of all other provisions of this Agreement shall expire at the end of ten (10) Contract Years, unless otherwise provided below.

                                    Page -2-

II.  Representations

     Each Party represents to the other Party that (i) it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing; (ii) it has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that is required by this Agreement, to deliver and to perform its obligations under this Agreement and has taken all necessary actions to authorize such execution, delivery and performance; (iii) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency or government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of it assets; (iv) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and (v) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or law)).

III. Power Put Option

     3.1 Power Put Quantity and Pricing. At the option of Seller, Seller shall have the right to put (i) energy to Buyer up to the specified contract quantity of electricity set forth in

                                    Page -3-

Attachment A (including energy subject to the Overgeneration Amount), and (ii) capacity, which is subject to both seasonal variation and degradation associated with the contract quantity of electricity, in each case, for each Interval during the immediately succeeding Settlement Period, and Buyer shall be obligated to take and pay for such energy and capacity from Seller at the Proxy-Market Price or the Market Price and, if applicable, the Market Capacity Price, as the case may be. Energy and associated capacity in excess of the Interval Quantity shall not be subject to this Agreement and, at the option of Seller, may be sold to third parties without an obligation to offer such energy and capacity to Buyer.


     3.2 Energy and Capacity Subject to Put Options. The right of Seller to put energy and capacity to Buyer hereunder shall be limited to energy and associated capacity of Seller's Plant, subject to Seller's rights to assign this Agreement pursuant to the assignment provisions contained herein. Seller shall not object to Buyer's inclusion of all capacity associated with the contract quantity of electricity pursuant to the terms hereof as capacity available to Buyer for regulatory purposes.

     3.3 Notice of Put Exercise and Length of Exercise Period. Seller shall have the right to put energy and capacity to Buyer for periods ranging for a minimum period of time of one hour to a maximum period of one month. On or prior to 12:00 p.m. noon of the business day two days prior to the first day of the month, Seller shall provide to Buyer a dynamic schedule showing, on an hour-by-hour basis, the projected deliveries of energy and capacity to Buyer for the following calendar month. Seller shall have the right to update such dynamic schedule on an hourly basis by providing notice of the change, in writing or through electronic telecommunications, no less than thirty minutes prior to the start of the hour in which the change

                                    Page -4-
to the schedule is to be effected.

     3.4 Payment Notices and Payment Dates. After netting the amounts owing pursuant to the payment provisions of this section, Seller shall provide Buyer with a Notice of any payment due for energy and/or capacity put to Buyer during each Settlement Period on or before the 5th business day of the following calendar month, unless Seller and Buyer agree otherwise. Payments set forth in a Notice shall be due on the associated Payment Date. The Buyer and Seller agree that the Notice may at times include estimated electricity prices or quantities as applicable to the Settlement Period. Buyer agrees to make payment to Seller based upon these estimated amounts on the Payment Date. However as soon as practicable, Seller will provide Buyer with a revised Notice that contains the actual electricity prices and quantities for the applicable Settlement Period. The Buyer or Seller, as the case may be, shall remit any payment or credit due under the revised Notice on the next Payment Date. Interest shall not be applied to such adjustments.

     3.5 Payment Disputes. If either Party, in good faith, disputes any part of any Notice of a payment obligation, that Party shall provide a written explanation of the basis for such dispute and the undisputed portion of the net payment obligations set forth in such Notice shall be paid by the party obligated to pay such amounts no later than the applicable Payment Date. Any adjustment under this Section shall bear interest at the prime rate for U.S. currency as published from time to time under "Money Rates" in The Wall Street Journal, from and including the Payment Date any such underpayment or overpayment was originally due but excluding the date on which such underpayment or overpayment is finally settled by the Parties hereto, or in the event the Parties hereto are unable to settle such matter, such matter shall be

                                    Page -5-
settled by an independent nationally recognized public accounting firm mutually selected by the Parties whose determination shall be final and binding on the Parties hereto and whose fees and expenses shall be borne by the Party found to be at substantial fault by such independent nationally recognized public accounting firm. If the independent public accounting firm finds that there is no substantial fault on the part of either Party, each Party shall be responsible for it own fees and expenses. No Notice (or payment obligation thereunder) shall be subject to this Section unless a notice of dispute is given with respect thereto within one year of the Payment Date applicable to such Notice.

     3.6 Buyer's Right of First Refusal. If Seller determines not to exercise its rights to put energy and capacity to Buyer, Seller may sell any energy or capacity associated with the Interval Quantity or the contract quantity of electricity set forth in Attachment A to third parties, provided Seller has first offered to sell energy and capacity to Buyer at the Proxy Market Price or Market Price, whichever is applicable, and the Market Capacity Price, if applicable, and Buyer has declined the opportunity to purchase such energy and capacity.

     With respect each possible sale, Seller shall provide Buyer with notice of Seller's intention to sell energy and/or capacity to one or more third parties. Such notice shall specify the quantity of energy and/or capacity and the delivery point on Buyer's transmission or distribution system, if applicable. Such notice shall be given as far in advance of the time of the anticipated sale as is reasonable in the circumstances.

     After receiving Seller's notice, Buyer shall advise Seller as promptly as is reasonable in the circumstances whether Buyer wishes to purchase such energy and capacity.

     Seller and Buyer acknowledge that their views of what notice is "reasonable in the

                                    Page -6-
circumstances" may change from time to time. Also, notification for sale of energy and/or capacity to a third party shall be completed within the FERC approved notification period for market participants to submit day-ahead bids to the New York Independent System Operator. Accordingly, each agrees to discuss and make reasonable revisions to notice periods whenever requested by the other.

     Until the parties agree otherwise, the following notice periods shall apply to sales of the indicated durations:

     (a) for energy and/or capacity sales for one hour up to and including one week - Seller shall notify Buyer of such request, by 9:00 a.m. two business days prior to the start of the energy and/or capacity sale and Buyer shall respond no later than four hours from such request;

     (b) for energy and/or capacity sales for more than one week up to and including one month - Seller shall notify Buyer of such request, by 9:00 a.m. three business days prior to the start of the energy and/or capacity sale and Buyer shall respond no later than one business day from such request;

     (c) for energy and/or capacity sales for more than one month up to and including twelve months - Seller shall notify Buyer of such request, by 9:00 a.m. five business days prior to the start of the energy and/or capacity sale and Buyer shall respond no later than three business days from such request; and

     (d) for energy and/or capacity sales for more than twelve months -Seller shall notify Buyer of such request, by 9:00 a.m. seven business days prior to the start of the energy and/or capacity sale and Buyer shall respond no later than five business

                                    Page -7-
          days from such request.

     All notifications by Seller and responses by Buyer described herein shall be made during normal business hours (8:00 a.m. to 5:00 p.m.). In the event that Buyer fails to respond to Seller's request within the specified time period, Buyer shall be deemed to have waived its rights to such energy and/or capacity and Seller shall have the right to proceed with the sale of such energy and/or capacity to a third party.


IV.  Required Payments for Changes in Costs

     4.1 Required Netting Payments for Cost Changes. On each Payment Date, Buyer shall be obligated to pay to Seller (to the extent that such number is positive) and Seller shall be obligated to pay Buyer (to the extent that such number is negative and in such case the absolute value of such number) (x) the difference between (A) any increase as compared to the costs under Seller's contractual arrangements with Buyer as of January 1, 1997 during the associated Settlement Period in (i) Buyer's local distribution system gas transportation and fixed and variable charges and retainages actually incurred by Seller, and
(ii) electrical interconnection, costs and costs associated with industry reliability standards actually incurred by Seller (including any increase in cost related to Seller's compliance with Niagara Mohawk's Electric System Bulletin #756 dated December, 1997), and (B) any decreases as compared to the costs under Seller's contractual arrangements with Buyer as of January 1, 1997 during the associated Settlement Period in those costs listed in (i) and (ii) above, and (y) any increase as compared to the costs under Seller's contractual arrangements with Buyer as of January 1, 1997 during the associated Settlement Period in costs incurred by Seller caused by changes in federal, state or local laws, rules or regulations; provided that this clause (y) shall only be effective during the

                                    Page -8-

Proxy-Market Price Period and any periods thereafter during which like adjustments in costs are also recovered by any entity that owns any of Buyer's non-nuclear generating assets.

     4.2 Certain Other Cost Additions. On each Payment Date, Buyer shall be obligated to pay to Seller any increase as compared to the costs under Seller's contractual arrangements with Buyer as of January 1, 1997 in electrical transmission costs or access or other charges, which are actually incurred by Seller during the preceding calendar month while physically delivering electricity to (x) Buyer during the Proxy-Market Price Period or (y) an ISO/PE following the Proxy-Market Price Period; provided that this clause (y) shall only be effective during the periods when like increases in costs or charges are then also incurred by any entity that owns any of Buyer's non-nuclear generating assets.

     4.3 Reactive Power, Voltage Support Services and Line-Loss Charges. Buyer and Seller acknowledge that the contract prices under this Agreement do not include charges for reactive power, voltage support services or line-losses. In the event that Buyer's tariffs require Seller to pay Buyer for reactive power or line-losses during periods when the Seller's generating facilities are generating electricity, then Seller shall be entitled to reimbursement by Buyer in an amount equal to all reactive power charges and/or line-loss charges or costs actually incurred by Seller during the associated Settlement Period. In addition, in the event (i) under any ISO tariff, Seller is required to provide voltage support services, as defined by such ISO tariff, Buyer shall pay to Seller on each Settlement Date any and all voltage support service payments made by the ISO to Buyer in the associated Settlement Period which are attributable to the voltage support services provided by Seller, and (ii) the ISO charges Seller for any line-losses, then Seller shall be entitled to reimbursement by Buyer in an amount equal to all such line-loss charges incurred

                                    Page -9-
by Seller during the associated Settlement Period.

     4.4 Payment Notices and Payment Dates. After netting the amounts owing pursuant to the payment provisions of this section, Seller shall provide Buyer with a Notice of any payment due for energy and/or capacity put to Buyer during each Settlement Period on or before the 5th business day of the following calendar month, unless Seller and Buyer agree otherwise. Payments set forth in a Notice shall be due on the associated Payment Date. The Buyer and Seller agree that the Notice may at times include estimated electricity prices or quantities as applicable to the Settlement Period. Buyer agrees to make payment to Seller based upon these estimated amounts on the Payment Date. However as soon as practicable, Seller will provide Buyer with a revised Notice that contains the actual electricity prices and quantities for the applicable Settlement Period. The Buyer or Seller, as the case may be, shall remit any payment or credit due under the revised Notice on the next Payment Date. Interest shall not be applied to such adjustments.

     4.5 Payment Disputes. If either Party, in good faith, disputes any part of any Notice of a payment obligation, that Party shall provide a written explanation of the basis for such dispute and the undisputed portion of the net payment obligations set forth in such Notice shall be paid by the Party obligated to pay such amounts no later than the applicable Payment Date. Any adjustment under this Section shall bear interest at the prime rate for U.S. currency as published from time to time under "Money Rates" in The Wall Street Journal, from and including the Payment Date any such underpayment or overpayment was originally due but excluding the date on which such underpayment or overpayment is finally settled by the Parties hereto, or in the event the Parties hereto are unable to settle such matter, such matter shall be

                                    Page -10-
settled by an independent nationally recognized public accounting firm mutually selected by the Parties whose determination shall be final and binding on the Parties hereto and whose fees and expenses shall be borne by the Party found to be at substantial fault by such independent public accounting firm. If the independent public accounting firm finds that there is no substantial fault on the part of either Party, each Party shall be responsible for it own fees and expenses. No Notice (or payment obligation thereunder) shall be subject to this Section unless a notice of dispute is given with respect thereto within one year of the Payment Date applicable to such Notice.

V. Delivery of Electricity

     Seller shall deliver the electricity to the system of Buyer at approximately 115,000 volts, 60 Hertz and 3 Phase. The installation of the electrical connections and the operation of the Plant must meet or exceed the requirements of Niagara Mohawk's Electric System Bulletin #756 (including Appendix C), dated December, 1997 including the exceptions and clarifications included in Attachment B of this Agreement, or, if applicable, the standards of the ISO/PE. A copy of Niagara Mohawk's Electric System Bulletin #756 (including Appendix C), dated December, 1997 is incorporated herein by reference. Seller shall deliver electricity to the Delivery Point.

     Buyer's acceptance of and obligation to pay for electricity produced by Seller may from time to time be suspended for any periods of time during which, for reasons of necessary maintenance, repair, system emergency, safety or similar actions, Buyer's transmission system is temporarily physically unable to accept such electricity. Buyer shall give reasonable notice

                                    Page -11-
under the circumstances of the need for such disconnecting to Seller, upon receipt of which Seller shall carry out the required action without delay. During any such period of suspension, Buyer shall use its best efforts to restore Buyer's capability to accept delivery of electricity as promptly as possible. Buyer will use its best efforts to schedule any planned outages upon consultation with Seller and commensurate with Seller's schedule for planned maintenance or other outages. Buyer shall bear any costs incurred by it in connection with any such disconnection or reconnection. All deliveries of power which are subject to any such suspension may be rescheduled at the option of the Seller. Seller shall have the right to shut down the operation of the Plant for any reason and for any period whatsoever upon reasonable notice to Buyer.

VI. Coordinated Maintenance

     Seller shall have the right to shut down the operation of the Plant or to temporarily disconnect it from Buyer's system whenever and for such periods of time as may be necessary for maintenance, safety, or emergency reasons. Seller shall bear its own cost of disconnection and reconnection. Annually, Seller shall provide Buyer with a five year schedule detailing the projected maintenance requirements of Seller's Plant, including the number and duration of planned outages. At least three (3) months before the end of the annual period preceding the annual period to be scheduled, Seller shall provide Buyer with Seller's planned maintenance schedule. Prior to the final week before the planned maintenance, Seller may make changes to the planned maintenance schedule for its Plant upon advance written notice to Buyer. Buyer shall have the right to require seller to move the planned maintenance date for Seller's Plant to a date not earlier than nor later than one (1) day from the scheduled date provided (i) it is

                                    Page -12-
reasonably possible for Seller to arrange such rescheduling, (ii) Buyer reimburses Seller for any costs (including any applicable penalties) of rescheduling the planned maintenance date, (iii) such rescheduling will not cause Seller to violate any applicable equipment warranties, and (iv) all deliveries of electricity which are affected by such changes can be rescheduled at the option, if Seller so requires. Notwithstanding the foregoing, Seller may perform maintenance, whether planned or unplanned, at any time the Seller is not putting electricity to Buyer under this Agreement.

VII. Metering

     Electricity delivered by Seller hereunder shall be measured by electric watthour meters of a type approved by the Commission. The meters shall be located in Seller's Plant. These metering facilities will be installed, owned and maintained by Buyer and shall be sealed by Buyer, with the seal broken only upon occasion when the meters are to be inspected, tested or adjusted and representatives of both Buyer and Seller are present. The meter and installation costs shall be borne by Seller. The meters shall be maintained in accordance with the rules set forth in 16 NYCRR Part 92. Buyer will guarantee the installation of any meter and its accuracy for a period of one year from the date that said meter is installed. Any repair or replacement required during the initial year for any such meter will be at the expense of Buyer. In the event that any meter is found to be inaccurate after the initial year, Buyer will repair or replace the same as soon as possible at the expense of Seller. Each Party shall have the right at all reasonable times; upon giving not less than five (5) days notice to the other Party for the purpose of permitting the other Party to be present at the inspection, to inspect, and test said meters and, if found defective, Buyer shall adjust, repair or replace the same at the expense of Seller. Any

                                   Page -13-
test or inspection requested by a Party shall be at the expense of that Party. Seller shall have the right, but not the obligation, to read all meters installed and maintained pursuant to this Section. Buyer agrees to make available to Seller, at no additional cost, all information of the kind which is available to the Buyer as of the Consummation Date and which is captured by the Buyer's meter including, but not limited to, reactive power and voltage support services. Upon written request, Buyer shall provide Seller's operating personnel with appropriate written instructions and training to enable such personnel to read the meters.

     If a meter fails to register, or if the measurement made by a meter is found to be inaccurate by more than the limits defined in 16 NYCRR Part 92, then an adjustment shall be made correcting all measurements made by the inaccurate or defective meter for (a) the actual period during which inaccurate measurements were made, if that period can be determined to the satisfaction of the Parties; or (b) if the actual period cannot be determined to the mutual satisfaction of the Parties, one-half of the period from the date of the last previous test of the meter. To the extent that the adjustment period covers a period of deliveries for which payment has already been made by Buyer, a payment corresponding to the adjustment for that period shall be made by the Party against whom the adjustment runs, to the other Party, not later than the twenty-fifth (25) day of the month following the month in which the paying Party receives notice from the other Party that such a payment is due. Seller may elect to install its own metering equipment in addition to Buyer's metering equipment. Such metering equipment shall meet the requirements of 16 NYCRR Part
92. Should any metering equipment installed by Buyer fail to register during the term of this Agreement, the Parties shall use Seller's metering equipment, if installed, to determine the amount of electricity delivered to Buyer. On a day or days on which

                                   Page -14-
neither Buyer's nor Seller's metering equipment is in service, the quantity of electricity delivered shall be determined in such manner as the Parties shall agree.

VIII.  Maintenance of Interconnection

       Seller shall install, own and maintain the portion of its interconnection with Buyer's transmission system that includes the generator output leads, the generator step-up transformer and the 115 kV tap, together with associated equipment. The 115 kV tap line from the dead-end tower to Buyer's 115 kV transmission system will be owned and maintained by Buyer. The Interconnection Agreement between Buyer and Seller dated January 13, 1992 shall remain in full force and affect except that it shall extend to, and terminate at the end of this Agreement.

IX.    Force Majeure

       In the event either Party hereto is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under the Agreement, other than the obligation to make payments of amounts due hereunder, it is agreed that upon notice, with reasonably full particulars of such Force Majeure given by such Party to the other Party in writing within a reasonable time frame after the occurrence of the cause relied upon, then the obligation or obligations hereunder of the party giving such notice, so far as they are affected by such Force Majeure, shall be suspended during the continuance of an inability so caused. Such cause shall, as far as possible, be remedied with all reasonable dispatch. All deliveries of power which are subject to any such Force Majeure event may be rescheduled by Seller, at Sellers option, upon a mutually agreeable schedule.
X.     Relocation of Power Lines

                                   Page -15-

     10.1 In the event it becomes necessary for Buyer to relocate or rearrange its transmission system to which Seller is connected, Buyer shall advise Seller at least one year in advance in writing. If such relocation or rearrangement is ordered or required by a Governmental Authority, Buyer shall give prior written notice to Seller equal in time to the notice given to Buyer by such Governmental Authority. Buyer shall consult with Seller on the new facilities that Buyer shall propose to reestablish the connection. Such new facilities shall be reasonably satisfactory to Seller and, at a minimum, shall provide Seller with at least as much output capacity as with the prior connection facilities. Buyer shall bear the full cost and expense of reestablishing the connection to the Seller. Buyer shall use its best efforts to minimize the duration of any disruption to Seller's service during the relocation or rearrangement of Buyer's transmission facilities. Not withstanding anything to the contrary contained herein, the provisions of this Section 10.1 shall not apply to the abandonment of power lines.

     10.2 In the event that Buyer determines it is necessary to retire or abandon its transmission system to which Seller's Plant is connected, Buyer shall advise Seller, at least one year in advance, in writing, indicating Buyer's annual cost of the transmission facilities dedicated exclusively to accommodate the output of the Plant. Seller shall then have the option of paying Buyer for these annual costs or of providing alternate interconnection to Buyer's transmission system. Such alternate interconnection may be the purchase by Seller of Buyer's existing 115 kV facilities at the depreciated book cost or salvage value, whichever is lower, but not less than zero. In the event Seller elects to pay Buyer the annual charges associated with these facilities, said charges shall be recomputed as of January 1 of every year.

XI.   Qualifying Facility Monitoring and Status

                                   Page -16-

     11.1 Buyer shall have no contractual right and shall waive any other right which it might have under state or federal law to demand information from Seller, or any other person, including but not limited to any Governmental Authority, with respect to such Seller's status as a qualifying facility ("QF Status") under state and/or federal law.

     11.2 Seller shall have the right, but not the obligation, in its sole discretion to obtain and/or maintain its QF Status. Buyer's rights and obligations, including without limitation its obligation to pay for electricity produced by Seller as set forth hereunder, shall continue as a matter of contractual right regardless of whether the Seller maintains its QF Status. Any failure by Seller to comply with the requirements applicable to QF Status under New York law (including compliance with NYPSL (S) 2(2-a)) shall have no adverse impact on Seller under this Agreement. In the event Seller wishes to qualify or perform as an Exempt Wholesale Generator under Section 32 of PUHCA and FERC's regulations promulgated thereunder, as the same may be amended, modified or restated from time to time, Buyer shall cooperate with (including, without limitation, by providing consents and affidavits), and shall not take any action to oppose, impede or subvert, Seller's efforts to obtain appropriate regulatory exemptions and approvals, including market-based rate approval. Except to the extent that the contract prices under this Agreement are or may be based thereon, during the term of the Agreement, Seller (i) shall waive any statutory right it may have under Section 66-c of NYPSL pursuant to which Seller may demand a 6c per kWh minimum power purchase rate from Buyer, and (ii) shall waive, for itself and for the successors and assigns of its Plant with respect to such Plant, any statutory right it may have under PURPA or NYPSL to require Buyer to enter into a power purchase contract or otherwise take the output of Seller's Plant; provided, however, that until the end of the Proxy-

                                   Page -17-

Market Price Period Buyer agrees, at Seller's request, to act as agent for Seller (or, if necessary to effectuate such sales to the New York Power Pool, by purchase and resale of Seller's capacity and/or energy, at no cost to Buyer) for the sale on up to a monthly basis, of the Seller's Plant capacity and energy to the New York Power Pool or any third party, in each case on a nondiscriminatory basis with respect to Buyer's or any third party's capacity and energy, at no cost to the Seller. Buyer agrees to use its Reasonable Best Efforts to effect such sales on the most favorable terms, including price, to the Seller giving consideration to the quantity, term, and market conditions prevailing at the time of sale. Nothing contained herein shall be construed to constitute a waiver by the Seller of any other rights it may have under PURPA, NYPSL, or applicable law, including rights with respect to back-up services, interconnection, reactive power or other similar rights, whether or not a contract is required or desirable.

XII.   Indemnification

       Each Party hereto respectively assumes full responsibility in connection with the electricity supplied hereunder on its side of the Delivery Point and for the wires, apparatus, devices and appurtenances used in connection therewith. Each Party shall indemnify, save harmless and defend the other against all claims, demands, cost or expense for loss, damage or injury to person or persons or property in any manner directly or indirectly arising from, connected with or growing out of the generation, transmission or use of energy by it on its side of the Delivery Point or for the operation of switching equipment in connection with said delivery; provided, however, that each Party shall be liable for all claims of the Party's own employees arising out of any provision of the Workers' Compensation Law. Each Party shall maintain or cause to be maintained Workers' Compensation and Employees' Liability Insurance covering

                                   Page -18-
their respective employees as required by law.

XIII.  ASSIGNMENT

       13.1 Assignment by Seller. Upon notice to Buyer, Seller may assign or transfer the Agreement in whole or in part, without the consent of Buyer, (a) as collateral security for purposes of securing indebtedness, or (b) to any approved assigned or transferee (an "Approved Assignee"). An Approved Assignee shall be (i) any person who (x) (A) acquires Seller's Plant, or (B) has a plant with technical capability that is equal to or greater than the technical capability of the Seller's plant, and (y) has (A) a long-term unsecured debt credit rating of no less than investment grade issued by Moody's or S&P or the equivalent of such rating from another nationally recognized rating agency, or
(B) a net worth calculated in accordance with generally accepted accounting principles ("Net Worth"), that is equal to or greater than the Net Worth of the entity making such assignment or transfer on the date of such assignment or transfer, provided that evidence of such qualifying Net Worth is reasonably demonstrated to Buyer; or (ii) any Affiliate of Seller; provided (x) such Affiliate has a long-term unsecured debt credit rating of no less than investment grade issued by Moody's or S&P or the equivalent of such rating from another nationally recognized rating agency, (y) such Affiliate has a Net Worth that is equal to or greater than the Net Worth of the entity making such assignment or transfer on the date of such assignment or transfer, or (z) Seller unconditionally guarantees, pursuant to a guarantee in form and substance reasonably satisfactory to Buyer, the obligations of such Affiliate in connection with such assignment or transfer. Seller may split and assign the quantities of electricity and Intervals to Approved Assignees, each in respect of a lesser quantity and/or Intervals that the full

                                   Page -19-
amounts thereof hereunder, provided that (a) each such assignment is for 50,000 MWh of electricity per year or any integral multiples thereof and to the extent that the remaining unassigned balance of the quantity of electricity hereunder for any such year is less than 50,000 MWh, then for such remaining balance, (b) each such assignment is for a period of at least one year, and (c) the sum of all assigned and retained quantities of electricity and Intervals does not exceed the total quantities of electricity and Intervals hereunder. At the request of Seller during the individual negotiations and during the term of the Agreement, Buyer and Seller shall use their Reasonable Best Efforts to mutually agree upon reasonable alternatives to the assignment qualification contained in the immediately preceding sentence. Except to the extent expressly provided in any applicable guarantee, upon any such assignment or transfer, Seller shall be released and have no further obligations to Buyer hereunder with respect to the assigned or transferred quantities and/or Intervals.

     13.2 Assignment by Buyer. Buyer shall not assign its rights and obligations hereunder except as expressly authorized under this Section.

           (a)  Niagara Restructuring. In the event that Buyer restructures its
                ---------------------
corporate structure or assets, including by creating any new entities that hold significant assets, whether in connection with the Niagara Restructuring or otherwise, upon notice to Seller (or its assignee hereunder) the Agreement will be assigned to and assumed by the entity or entities owning all or substantially all of Buyer's electric transmission and distribution assets or, if separated from Buyer's electric transmission assets pursuant to such a restructuring Buyer's electric distribution assets, provided that, upon the effective date of the restructuring (i) such assignee's performance under this Agreement is unconditionally guaranteed, pursuant to a guarantee in form and

                                   Page -20-
substance reasonably satisfactory to Seller (or its assignee hereunder), by each of the other entities arising out of the restructuring, including any entity spun-off to Buyer's shareholders or any Affiliate of Buyer holding significant assets that were held by Buyer prior (or any subsidiary of Buyer) to the restructuring, unless such assignee has a long-term unsecured debt credit rating issued by Moody's, S&P or another nationally recognized rating agency that is at least as favorable as Buyer's long-term unsecured debt credit rating immediately prior to the effective date of the restructuring, and (ii) if such assignee is not the entity which will collect from customers the Competitive Transaction Charge approved by the Commission pursuant to the Commission Approval, such assignee's performance under this Agreement is unconditionally guaranteed, pursuant to a guarantee in form and substance reasonably satisfactory to Seller (or its assignee hereunder), by each of the entities which will collect from customers the Competitive Transaction Charge provided by the Commission pursuant to the Commission Approval.

          (b)  Third Party Assignment. Upon notice to Seller (or its assignee
               ----------------------
hereunder), Buyer may assign its rights and obligations under this Agreement to any third party ("Buyer Assignee") (except those parties referenced in Section 13.2(a) above) provided that the Buyer Assignee has (i) received a long-term unsecured debt credit rating by Moody's or S&P of at least investment grade or the equivalent of such rating from another nationally recognized rating agency, as of the date of consummation of the assignment; or (ii) furnished Seller with such collateral security as may be reasonably acceptable to Seller in order to limit Seller's credit risk in connection with such assignment.

                                   Page -21-

XIV.   Further Assurances

       Subject to the terms and conditions contained herein, upon the request from time to time of either Party hereto, the other Party shall promptly execute and deliver or use its Reasonable Best Efforts to cause to be executed and delivered, such consents, approvals and other instruments, including, without limitation, assignments of the Agreement as collateral, estoppel certificates and utility certificates, in form and substance reasonably satisfactory to both Parties and their respective counsel to implement any financing or other material business transaction undertaken by the requesting Party.

XV.    Curtailment

       Buyer agrees that its obligation to accept and pay for electricity as provided herein shall in no event be subject to any curtailment of electricity under the provisions of 18 C.F.R. (S) 292.304(f) (1997), or any subsequent or similar rule or regulation adopted by the PSC or the FERC, or any rule or order of the PSC, the FERC, or any other Governmental Authority interpreting or applying those provisions or authorizing Buyer to reserve any rights under those provisions.

XVI.   Wheeling

       Seller shall have the right to have Buyer wheel some or all of the output of its Plant to third parties pursuant to applicable law, or Buyer's, or other companies', duly filed transmission and distribution tariffs or schedules.

XVII.  Certain Amendments

                                   Page -22-

     In the event that Buyer restructures its corporate structure or assets, including by creating any new entities that hold significant assets, whether in connection with the Niagara Restructuring or otherwise, Seller (or its assignee hereunder) shall have the right to replace the Agreement, as applicable, with power purchase and/or hedging contractual arrangements substantially equivalent to those that are entered into between the entity(ies) holding the transmission and/or distribution assets of Buyer or which will collect from customers the Competitive Transition Charge approved by the Commission pursuant to the Commission Approval and the entity(ies) holding the non-nuclear generating assets of Buyer, whether or not such assets are spun-off to Buyer's shareholders (a "Genco Contract"), provided that the term, price and quantity under the Agreement shall not be altered thereby, unless any of such terms are materially and expressly conditioned by certain provisions in the Genco Contract, in which case appropriate and equitable adjustments in such terms shall be mutually agreed upon by Buyer or its assignee, as the case may be, and Seller.

XVIII. Persons Bound and Benefited

       This Agreement shall bind and benefit assigns and other successors of the Parties.

XIX.   Waivers

       No failure on the part of a Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof. No waiver by a Party of any right hereunder with respect to any matter or default arising in connection with this Agreement shall be considered a waiver with respect to any subsequent matter or default.

XX.    Governing Law

       This Agreement shall be governed by the substantive law of New York, irrespective of

                                   Page -23-
conflicts of law rules.

XXI.   Execution in Counterparts.

       This Agreement may be executed by the Parties in separate counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

XXII.  Headings.

       Section headings in this Agreement are included herein for convenience of references only and shall not constitute a part of this Agreement for any other purpose.

XXIII. Notices.

       All written notifications pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by certified or registered first class mail, return receipt requested, as follows:

To Buyer:                                 To Seller:

Niagara Mohawk Power Corporation          Project Orange Associates, L.P.
Director Energy Transactions              c/o GPU International, Inc.
300 Erie Boulevard West                   One Upper Pond Road
Syracuse, New York 13202                  Parsippany, NJ 07054
315-428-3159 (phone)                      Attn: President
315-460-2660 (fax)

Either Party may change its address for notices by notice to the other in the manner provided above.

XXIV.  Entire Agreement

       This Agreement constitutes the entire agreement between the Parties with respect to the

                                   Page -24-
subject matter hereof, and supersedes all prior agreements and understandings, written or oral, between the Parties with respect thereto.

XXV.   Definitions

As used in this Agreement:

"Affiliate" means, with respect to any Party to this Agreement, any person or entity which controls, is controlled by, or is under the common control with, such Party, wherein the term "control" shall mean the power to direct the management and policies by or of such Party through the ownership of voting securities, by contract or otherwise.

"Commission" means the New York State Public Service Commission.

"Commission Approval" means a final Commission order setting forth the findings, authorizations and approvals set forth in Schedule 6.6C of the Master Restructuring Agreement.

"Competitive Transition Charge" means a charge, however designated, for the recovery of strandable costs.

"Consummation Date" has the meaning set forth in Section 10.2 of the Master Restructuring Agreement.

"Contract Quantity" means the amount of electricity (expressed in megawatt hours) as set forth in Attachment A under the heading Contract Quantity for the applicable month and which may be adjusted in accordance with Section 3.1, and shall be subject to the Interval Cap.

"Contract Year" means the period commencing at 11:59:59 p.m. on the Consummation Date and ending at 11:59:59 p.m. on the first anniversary of the last day of the month in which the Consummation Date occurs and each successive 12-month period thereafter to the extent applicable.

                                   Page -25-

"Delivery Point" means (a) with respect to electricity delivered from the Plant, the receiving point as set forth in the Interconnection Agreement dated January 13, 1992; and (b) with respect to electricity delivered thereunder from any other source, any other interconnection on Buyer's transmission system, subject to Buyer's concurrence which shall not be unreasonably withheld.

"Effective Date" means 11:59:59 p.m. on the Consummation Date.

"FERC" means the Federal Energy Regulatory Commission.

"Force Majeure" as used herein means acts of God, strikes, lockouts, act of public enemies, wars, blockades, insurrections, riots, epidemics, landslides, lightning, system emergencies, earthquakes, fires, storms, floods, washouts, arrests, explosions, force majeure gas supplier interruptions, breakage or accident to machinery, equipment or transmission or distribution lines or gas pipelines; provided that the term Force Majeure does not mean or include any cause which by the exercise of reasonable diligence of the party claiming suspension could be overcome.

"Governmental Authority" means any federal, state, municipal or local governmental authority, department, commission, board, agency, body or official, whether executive, legislative, administrative, regulatory or judicial, including but not limited to the FERC and the Commission.

"Interval" means 1 hour or such other period of time as Buyer and Seller shall mutually agree upon, provided that such mutually agreed upon time period may only be modified upon the prior written consent of Buyer and Seller.

"Interval Quantity" shall mean the amount of electricity scheduled for delivery to Buyer during each Interval in accordance with Section 3.3 hereof and subject to Attachment A.

"ISO/PE" means a New York Independent System Operator and Power Exchange.

                                   Page -26-

"Market Capacity Price" Shall equal zero (i) prior to the ISO/PE Establishment Date (as defined below) and (ii) thereafter at any time when no separate market for capacity exists. Commencing on the first day of the month following the calendar month in which the ISO/PE Establishment Date occurs and only if there then exists a separate market for capacity, the Market Capacity Price shall mean the market price paid to sellers for capacity, at the region in which the Delivery Point is located, established by the ISO/PE capacity auction; provided, however, that at such time the parties shall conduct good faith negotiations and diligently endeavor to mutually determine whether to continue the pricing referred to in clause (i) of the definition of Proxy-Market Price for a mutually agreed upon additional period of time. Following the Proxy-Market Price Period and only if there then exists a separate market for capacity, the parties shall conduct good faith negotiations and diligently endeavor to adjust the applicable capacity on a basis consistent with the structure of such separate market.

"Market Price" means commencing on the first day of the month following the calendar month in which the ISO/PE is established, the day ahead locational based market price (ALBMP") paid to sellers for energy, at the region in which Delivery Point is located, specified and published by the ISO/PE; provided, however, that at such time the Parties shall conduct good faith negotiations and use their Reasonable Best Efforts to mutually determine whether to continue the pricing referred to in clause (i) of the definition of Proxy-Market Price for a mutually agreed upon additional period of time.

"Moodys" means Moody's Investor Services.

"Notice" means a notice of payment due pursuant to Section 3.4 and/or Section
4.4 delivered by Seller to Buyer.

                                   Page -27-

"Overgeneration Amount" means an amount of energy in excess of the Contract Quantity of Electricity; provided such amount of excess energy shall not exceed 5% of the contract quantity of electricity for the applicable Interval. Seller shall have the right to put the Overgeneration Amount to Buyer hereunder at the Proxy-Market Price or the Market Price, as the case may be.

"Payment Date" means the day of the month which is the later of (i) the 25th day of the calendar month in which a Notice is given by Seller to Buyer; or (ii) the 15th day after delivery by Seller to Buyer of a Notice. In the event that the Payment Date is a Saturday, Sunday, or legal holiday, the corresponding payment shall be due on or before the first business day following such Payment Date or legal holiday, as the case may be .

"Plant" means Seller's generating facility located in Syracuse, New York.

"Proxy-Market Price" means (i) prior to the establishment of the ISO/PE, Buyer's short-term avoided energy and capacity costs at the transmission voltage level of Seller's Plant's bus bar and location (or region) of the Delivery Point, as stated in its tariff approved by the Commission providing for the purchase of power from PURPA qualifying facilities, which tariff is currently designated as S.C.-6, as the same may be in effect from time to time, or any successor tariff thereto or such other price as may be agreed upon by Buyer and Seller, and (ii) on the first day of the month following the calendar month in which the ISO/PE is established, the Market Price and, if applicable, the Market Capacity Price; provided, however, that at such time the Parties shall conduct good faith negotiations and use their Reasonable Best Efforts to mutually determine whether to continue the pricing referenced in clause (i) above for a mutually agreed upon additional period of time. The Proxy-Market Price shall not be reduced or offset by any costs that Buyer may incur, including, without limitation, costs for ancillary services,

                                   Page -28-
transmission services or transition (or stranded) costs.

"Proxy-Market Price Period" means the period commencing on the date of this Agreement and ending on the first day of the calendar month following the calendar month in which the ISO/PE has been fully established and functioning, provided the following conditions have been satisfied during each of the previous six months:
          (i) the volumes (in GWh) of energy sales and purchases transacted through the ISO/PE in the day ahead market based upon the day ahead pricing mechanism adopted by the FERC for the ISO/PE for the Upstate Market shall be at least equal to those corresponding with the months listed in the following table (which GWh shall include the aggregate contract quantities of energy during such period under all physical delivery Restated Contracts with Gas IPPs and all physical delivery Contracts between Buyer and any IPP party to the Master Restructuring Agreement entered into in lieu of Fixed Price Swap Contracts, regardless of whether the IPPs parties thereto actually effected such sales, and all sales on up to a monthly basis of energy (other than sales through the ISO/PE) by the IPPs parties to the Master Restructuring Agreement which are effectuated by Buyer acting as agent for any such IPP);


                    ---------------------- ----------------
                       Month                  GWh
                    ---------------------- ----------------
                       January                4,611
                    ---------------------- ----------------

                                   Page -29-

                    ---------------------- ----------------
                      February               4,136
                    ---------------------- ----------------
                      March                  4,327
                    ---------------------- ----------------
                      April                  3,827
                    ---------------------- ----------------
                      May                    3,788
                    ---------------------- ----------------
                      June                   3,974
                    ---------------------- ----------------
                      Month                  GWh
                    ---------------------- ----------------
                      July                   4,278
                    ---------------------- ----------------
                      August                 4,160
                    ---------------------- ----------------
                      September              3,793
                    ---------------------- ----------------
                      October                3,856
                    ---------------------- ----------------
                      November               3,896
                    ---------------------- ----------------
                      December               4,361
                    ---------------------- ----------------


            and

     (ii) only if a separate market for capacity then exists, a minimum of 5,700 MW of the capacity sales and purchases within the Upstate Market have been transacted through the ISO/PE capacity auction (which MW shall include the aggregate capacity associated with the aggregate contract quantities of energy during such

                                   Page -30-
            period under all physical delivery Restated Contracts with Gas IPPs and all physical delivery Contracts between Buyer and any IPP party to the Master Restructuring Agreement entered into in lieu of Fixed Price Swap Contracts, regardless of whether the IPPs parties thereto actually effected such sales, and all sales on up to a monthly basis of capacity (other than sales through the ISO/PE) by the IPPs parties to the Master Restructuring Agreement which are effectuated by Buyer acting as agent for any such IPP).

Notwithstanding the foregoing, the Proxy-Market Price Period may be extended or terminated upon the mutual agreement of the parties.

     In the event the ISO/PE does not provide adequate information to confirm the monthly sales within the Upstate Market transacted through the ISO/PE, the parties agree to renegotiate the conditions based on the original intent of the Master Restructuring Agreement (as defined by the "Proxy-Market Price Period", page 28, Attachment A-8 of the "Terms of Amended Power Purchase Agreements, Restated Contracts and Fixed Price Swap Contracts").

"PURPA" shall mean the Public Utility Regulatory Policies Act of 1978, as amended.

"Reasonable Best Efforts" means, with respect to any Party, such Party's diligent pursuance of the course of action or result stated as determined by such Party itself in good faith, but shall not require such Party to pay any sum or other consideration or incur or assume any liability or obligation that is not otherwise expressly required to be paid, incurred or assumed pursuant to this Agreement, excluding (i) normal and customary incidental out-of-pocket costs and expenses and (ii) attorneys' fees (except, with respect to any IPP, attorneys' fees required to be paid by Buyer pursuant to the IPPs' Special Counsel Fee Letter or the IPPs' Local Regulatory Counsel

                                   Page -31-

Fee Letter).

 "Restated Contracts" has the meaning set forth in Exhibit A to the Master Restructuring Agreement.

"Settlement Period' means each calendar month during the term of this Agreement. AS&P" means Standard & Poor's Corporation.

"Upstate Market" means collectively (i) the service territory retail loads in the regions currently served by Niagara Mohawk Power Corporation, New York State Electric & Gas Corporation, Rochester Gas & Electric Corporation and Central Hudson Gas & Electric Corporation (each a "Utility", collectively the "Utilities"), and (ii) wholesale sales transactions by any of the Utilities to third parties outside the regions currently served by such Utility, excluding any such sales which are effectuated pursuant to contracts having a term of at least one year existing as of the date of the Master Restructuring Agreement to the extent such contracts are in effect thereafter.

          IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date first above written.

PROJECT ORANGE ASSOCIATES           NIAGARA MOHAWK POWER CORP.
LIMITED PARTNERSHIP

By:    NCP Syracuse, Inc.           By: /s/ William F. Edwards
Its:   General Partner                 ________________________________
                                    Name:  William F. Edwards
                                    Title: Senior Vice President

By:    NCP Energy, Inc.
Its:   Attorney-In-Fact


By: /s/ Bruce Levy
   ___________________________
Name:  Bruce Levy
Title: President

                                   Page -32-

                                 Attachment A

------------- ----------- --------------------------------------------------------------------------------------------------------
                                                         Contract Quantity
------------- ----------- --------------------------------------------------------------------------------------------------------
                 Annual     Period      Period     Period      Period      Period      Period      Period     Period      Period
Contract        Contract     Jan         Feb        Mar         Apr         May         Jun         Jul        Aug         Sep
  Year          Quantity    (MWh)       (MWh)      (MWh)       (MWh)       (MWh)       (MWh)       (MWh)      (MWh)       (MWh)
                 (MWh)
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   1            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   2            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   3            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   4            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   5            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   6            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   7            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   8            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   9            663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------
   10           663,000     57,884      52,160      57,884      55,976      50,774      54,928      56,072     55,988      49,590
------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ----------- ---------

------------- ------------------------------------

------------- ------------------------------------
                 Period       Period       Period
Contract          Oct          Nov          Dec
  Year           (MWh)        (MWh)        (MWh)

-------------  ----------- ----------- -----------
   1             57,884      55,976      57,884
-------------  ----------- ----------- -----------
   2             57,884      55,976      57,884
-------------  ----------- ----------- -----------
   3             57,884      55,976      57,884
-------------  ----------- ----------- -----------
   4             57,884      55,976      57,884
-------------  ----------- ----------- -----------
   5             57,884      55,976      57,884
------------- ------------ ----------- -----------
   6             57,884      55,976      57,884
------------- ------------ ----------- -----------
   7             57,884      55,976      57,884
------------- ------------ ----------- -----------
   8             57,884      55,976      57,884
------------- ------------ ----------- -----------
   9             57,884      55,976      57,884
------------- ------------ ----------- -----------
   10            57,884      55,976      57,884
------------- ------------  ---------- -----------

The contract quantity of electricity for each Interval shall not exceed 80 MWh +5% (the "Interval Cap"), provided however, the aggregate contract quantity of electricity that Seller shall have the right to put to Buyer in each Contract Year hereunder shall not exceed 663,000 MWh + 5%.

                                   Page -33-

                                 Attachment B
Exceptions/Clarifications to Electric System Bulletin 756 (Including Appendix C)
                              dated December 1997


1.)  II. GENERAL, B. CONTRIBUTIONS, Page 4:

     Replace: "The Company will advise the Generator-owner concerning any charges and payment schedules required"

     With: "The Company will provide the Generator-owner with an invoice detailing all charges. The Generator-owner agrees to pay all undisputed amounts within thirty days of the invoice date."

2.)  III. PROJECT MANAGEMENT, C. COMPLIANCE, 4.0 Periodic, Page 10, Paragraph 1:

     Add: The Company will seal or witness the installation of the Generator-owner's seal on all protective devices.

3.)  III. PROJECT MANAGEMENT, C. COMPLIANCE, 4.0 Periodic, Page 10, Paragraph 2:

     Add:      ,or by the Generator-owner

4.)  III. PROJECT MANAGEMENT, C. COMPLIANCE, 4.0 Periodic, Page 10, Paragraph 3:

     Add: In the event that the Generator-owner is notified by the Company that is not in compliance with any provision contained in the Electric Bulletin #756 dated December 1997, the Generator-owner will be given a reasonable period of time to come into compliance.

5.)  Appendix C, IV. PLANT PERFORMANCE, A. Generator Criteria, Page C-6:

     Replace:  bullet (1)
     With: In order to minimize the interference of the Generator-owner's parallel generation with the Company's electric power system or electric service operation, the following criteria shall be met:

     A.   Voltage - the Generator-owner's generating equipment shall not cause
          -------
          excessive voltage excursions in excess of +/- 5% of nominal. The Generator-owner shall install any necessary voltage regulating equipment. The Generator-owner shall provide relaying to disconnect his generating equipment from the Company system if the voltage cannot be maintained within acceptable tolerances.

                                   Page -34-

Exceptions/Clarifications to Electric System Bulletin 756 (Including Appendix C)
                              dated December 1997

     B.   Flicker - The Generator-owner shall not cause voltage flicker on the
          -------
          electric power system.

     C.   Frequency - The operating frequency of the Generator-owner's
          ---------
          generating equipment shall be maintained between 59.5 hertz and 60.5 hertz.

     D.   Harmonics - Starting surges or harmonics generated by Generator-owner
          ---------
          equipment must not cause any reduction in the quality of service provided to other utility Generator-owners nor interfere with the Company's system. Total harmonic distortion shall be limited to 5% of the fundamental 60 hertz voltage or current waveform. Any single harmonic shall not exceed 3% of the fundamental. In certain cases a more stringent limitation may apply.

     E.   Fault and Line Clearing - The Generator-owner shall be responsible for
          -----------------------
          removing his generation equipment from the electric power system for phase faults, ground faults, or outages occurring on the electric circuit serving him.

     F.   Power Factor - The Generator-owner shall maintain a nominal power
          ------------
          factor of unity.

     G.   Interruptions - The Generator-owner's generating equipment shall not
          -------------
          cause repeated interruptions on the Company's electric power system.

6.)  Appendix C, IV. PLANT PERFORMANCE, B. VAR Control, Bullet 1., Page C-7:

     Replace:  primary side (high side) voltage schedule as
     With:     a system unity power factor unless otherwise

7.)  Appendix C, IV. PLANT PERFORMANCE, B. VAR Control, Bullet 2., Page C-7:

     Delete in its entirety.

8.)  Appendix C, V.A. Plant Protection Criteria, Page C-8:

     Bullet 1: Delete the words "Return to automatic voltage control after excitation event shall be automatic."

     Bullet 6: Delete in its entirety.

                                   Page -35-

Exceptions/Clarifications to Electric System Bulletin 756 (Including Appendix C)
                              dated December 1997

9.) Appendix C VI. OPERATING B, Disconnection by the Company, Bullet 1.1., Page C-10:

          Replace:  Excess generation on  the Company's system

          With: Excess generation on the Company's system in accordance with the steps stated in the New York Power Pool Operating Policy 17-0.

10.) Appendix C, VI. OPERATING, C. Generation Scheduling, Bullet 2.0, Page C-10:

          Replace bullet in its entirety with: Scheduling notices shall be adhered to as described in Section 3.1 of the Power Put Agreement.

                                   Page -36-